Exhibit 99.1
For Immediate Release
VPG Signs Definitive Agreement To Acquire Stress-Tek, Inc.

MALVERN, Pa. (December 15, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced that it has entered into a definitive agreement to acquire Stress-Tek, Inc. of Kent, Washington, a privately held company. The acquisition is expected to close by December 31, 2015, subject to the satisfaction of customary conditions.
Stress-Tek is a designer and manufacturer of state-of-the-art, rugged and reliable strain gage-based load cells and force measurement systems primarily servicing the North American market. Their sensors and display systems are used in a wide range of industries, predominantly in transportation and trucking, for timber, refuse, aggregate, mining and general trucking applications.
In commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “We are excited to welcome the Stress-Tek family of products into VPG. This acquisition supports our corporate growth strategy and allows us to expand our existing product portfolio to new end markets and geographic areas.”
Ziv Shoshani, VPG’s chief executive officer said, “Stress-Tek is an excellent fit for our onboard weighing product line. They are well respected in the industries they serve. The company offers an extensive line of load cells. They also design and manufacture the electronics to integrate with the load cells and sensors to produce complete measurement solutions.”
The purchase price for this business is approximately $20.0 million, which includes the acquisition of real estate valued at $5.5 million, subject to customary post-closing adjustments. VPG will finance the acquisition through a combination of cash on hand and third party borrowings. We expect that Stress-Tek will achieve approximately $9.0 million in annual net sales and approximately $1.1 million in annual EBITDA in 2015. With expected cost synergies, we anticipate that Stress-Tek’s annual EBITDA will increase to approximately $3.0 million over two years.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery; difficulties or delays in completing acquisitions (including the acquisition of Stress-Tek) and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP systems and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
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